Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Authentidate Holding Corp. for the shelf registration of up to $40,000,000 of its common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated September 23, 2008, with respect to the consolidated financial statements of Authentidate Holding Corp. and subsidiaries which are included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission.

/s/ Eisner LLP
New York, New York
August 10, 2009